Exhibit 10.6

[Insert date]

[insert name]

[insert address]

Dear [name],

Letter of Confirmation of Benefit under Tritium Technologies B.V. (the Company) Shadow Equity Employee Scheme

We refer to your participation in the Tritium Technologies B.V. Shadow Equity Employee Plan (Plan).

As you may be aware, Tritium Holdings Pty Ltd (Tritium Holdings) completed a business combination transaction (Business Combination) with Decarbonization Plus Acquisition Corporation II on 13 January 2022, involving the transfer by shareholders in Tritium Holdings of all their shares in Tritium Holdings to Tritium DCFC Limited (Tritium DCFC) in exchange for ordinary shares in Tritium DCFC (Tritium DCFC Shares). Tritium DCFC Shares commenced trading on The Nasdaq Stock Market LLC (Nasdaq) on 14 January 2022.

It has been calculated that you are entitled to a Benefit (as that term is defined in the Plan) of USD [insert] under the Plan in connection with the completion of the Business Combination. This calculation adopts an Exit Value (as that term is defined in the Plan) of USD 14.7166282, which is the share price that was applied to ordinary shares in Tritium Holdings for the purposes of the Business Combination.

As payment of this Benefit, Tritium DCFC shall issue you [insert number] Tritium DCFC Shares (Specified Shares), which is equal to the aggregate amount of your Benefit divided by USD 10 per Tritium DCFC Share (rounded up to the nearest whole number of shares). The issue price of USD 10 per Tritium DCFC Share used for this calculation represents the price per Tritium DCFC Share at which shareholders in Tritium Holdings acquired Tritium DCFC Shares on completion of the Business Combination.

To the extent permitted by all applicable laws, neither Tritium DCFC, the Company nor any other subsidiary of Tritium DCFC will be responsible for any Tax (as that term is defined in the Plan) which may be payable by you in connection with the allocation of Tritium DCFC Shares to you.

Tritium DCFC, the Company or any other subsidiary of Tritium DCFC may withhold, or cause to be withheld, from the Specified Shares, Tritium DCFC Shares in satisfaction of any obligations for Tritium DCFC, the Company or any other subsidiary of Tritium DCFC to withhold or collect Taxes.

The number of Tritium DCFC Shares which may be so withheld or surrendered shall be limited to the number of Tritium DCFC Shares which have a value on the date of withholding no greater than the aggregate amount of such liabilities (rounded up to the nearest whole number of shares) based on the maximum individual statutory withholding rates in your applicable jurisdiction for any Taxes that Tritium DCFC, the Company or any other subsidiary of Tritium DCFC is obliged, or reasonably believes it is obliged, to account for to any taxation authority.

Attachment A to this letter sets out a summary of tax consequences for the allocation of Tritium DCFC Shares.

The Specified Shares will be issued to you, net of applicable tax withholding, and reflected in your account with Computershare within 10-20 business days from the date of this letter. These Tritium DCFC Shares will not be issued subject to any vesting conditions.

Upon issuance, these Tritium DCFC Shares would be freely tradeable (subject to applicable laws and, if applicable to you, Tritium DCFC’s Insider Trading Compliance Policy (the Policy) a copy of which is available on request). The Policy includes typical restrictions on trading during blackout periods. You should familiarise yourself with these restrictions.

There is currently a blackout period in place pursuant to the Policy, and it is anticipated that this will remain the case until completion of the second full trading day after the public release of earnings data for the fiscal quarter ending 31 March 2022. It is expected that the blackout period will conclude sometime in May 2022.

If you wish to sell your shares (subject to restrictions that may apply to you under the Policy), you can do so by contacting your broker or financial advisor or by selling shares directly through Computershare. Attachment B to this letter contains a summary guide to selling shares directly through Computershare.

You should read this letter carefully and retain it in a safe place for future reference.

Please note that none of Tritium DCFC, the Company nor any subsidiary of Tritium DCFC is providing you with any advice (financial, tax or otherwise) with respect to your Shadow Equity Units (as defined in the Plan), the Specified Shares or this letter, and you are advised to consult with your personal financial, tax and other advisors in connection therewith.

On receipt of the Specified Shares, net of applicable tax withholding, you acknowledge and agree (i) to become a member of Tritium DCFC and be bound by the constitution of Tritium DCFC; (ii) that notwithstanding anything contained in any agreement or other document evidencing your Shadow Equity Units (Award Agreement) or the Plan, you shall have no further right, title or interest in or to your Benefit or your Shadow Equity Units or under the Plan or any Award Agreement; and (iii) that you release Tritium DCFC, the Company and their respective affiliates, subsidiaries, directors, officers, shareholders, employees or agents from any and all claims which you now have or may hereafter have, arising out of or in relation to the Benefit, such Shadow Equity Units, the Plan and/or Award Agreement.

If you have any questions, please feel free to contract Michael Hipwood by email at mhipwood@tritium.com.au or by telephone on +61 400 594 866.

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Yours sincerely,

Michael Hipwood on behalf of

Tritium Technologies B.V.

and

Tritium DCFC Limited

Attachment A – Summary of tax consequences for Tritium DCFC share allocation

Attachment B – Summary guide to selling shares directly through Computershare